EXHIBIT 4a	EXECUTION COPY

AMENDMENT NO. 3 TO
REVOLVING CREDIT AGREEMENT

    This AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and dated as of September 30, 2004, by and among (a) Kaman Corporation (the “Company”), (b) the undersigned Banks, and (c) The Bank of Nova Scotia (“Scotiabank”) and Fleet National Bank (“Fleet”) as the Co-Administrative Agents for the Banks. Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

    WHEREAS, the Company, the Banks and the Co-Administrative Agents and certain other parties have entered into that Revolving Credit Agreement, dated as of November 13, 2000 (as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of June 28, 2002, Amendment No. 2 to Revolving Credit Agreement, dated as of September 12, 2003, and as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Banks have made, and have committed to make, Loans and other credit extensions to the Company on the terms set forth therein; and

    WHEREAS, the Company has requested that the Banks amend the Credit Agreement and the Majority Banks, on the terms and subject to the conditions set forth below, have agreed to amend the Credit Agreement;

    NOW, THEREFORE, in consideration of the foregoing premises, the Company, the undersigned Majority Banks and the Co-Administrative Agents agree as follows:

    §1.    Amendments to the Credit Agreement.

        (a)    Section 4.1(a) and (b) of the Credit Agreement are hereby amended and restated in their entirety as follows:

         “(a) within (i) thirty (30) days after the close of each calendar month, (ii) sixty (60) days after the close of each of the first three quarters of each fiscal year of the Company and (iii) within one hundred twenty (120) days after the close of each fiscal year of the Company, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of each such period and consolidated and consolidating statements of income, cash flows and shareholders’ equity for such period, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during the period, and certified by the president or a principal financial officer of the Company as accurate, true and correct in all material respects; (b) together with each such balance sheet referred to in clause (a)(ii) and (iii) above, a Compliance Certificate substantially in the form of Exhibit G attached thereto; (which Compliance Certificate shall contain written calculations by the Company in reasonable detail concerning compliance or non-compliance, as the case may be, by the Company with the financial covenants referred to herein);”

       (b)    Section 5.1(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

           “(e)    any other Liens at any time on assets owned by the Company or any of its Subsidiaries which, in the aggregate, do not secure Indebtedness in excess of $15,000,000; and”

        (c)    Article VI is amended by adding the following new Section 6.3 thereto as follows:

        “Section 6.3. Accounts Receivable and Inventory to Debt Ratio. At any time that the Company’s Adjusted Fixed Charge Coverage Ratio does not exceed 6.00 to 1.00, cause or permit the ratio of (a) the aggregate amount of (i) the Applicable Kaman Entities’ Eligible Accounts for which invoices have been issued and are payable plus (ii) the Eligible Inventory of the Applicable Kaman Entities, in each case calculated as at the end of the most recently completed fiscal quarter of the Company, to (b) the Company’s Consolidated Total Indebtedness as at the end of any fiscal quarter, to be less than 1.60 to 1.0.

  (d)    Section 9.2 of the Credit Agreement is hereby amended as follows:

       (i)    by amending and restating the definition of  “EBITDA” in its entirety as follows:

                     ““EBITDA” shall mean the consolidated operating earnings of the Company and its Subsidiaries for any fiscal period, after all expenses and other proper charges but before the payment or provision for any income taxes, interest expense, special items such as gains or losses on sales of assets, extraordinary or special items reported net of taxes, depreciation or amortization, and all other items reported as non-operating income for such period, in each case without duplication, and all determined in accordance with GAAP; provided that, notwithstanding the foregoing, EBITDA for any period shall be increased by Permitted 2004 Restructuring Charges, to the extent such Permitted 2004 Restructuring Charges were deducted in determining consolidated operating earnings of the Company and its Subsidiaries for such period.”

          (ii)    by adding the following new definitions in the appropriate alphabetical location:

                ““Accounts Receivable” shall mean all rights of any Applicable Kaman Entity to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of any Applicable Kaman Entity to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.”

““Adjusted Fixed Charge Coverage Ratio” shall mean the ratio of (a) the Company’s EBITDA (without adding back the Permitted 2004 Restructuring Charge as permitted by the proviso contained in the definition of EBITDA) for the four (4) most recently completed fiscal quarters of the Company, to (b) the aggregate consolidated interest expense on borrowed money (including the Obligations) (net of cash income from investments) of the Company and its Subsidiaries for such four fiscal quarters.”

““Applicable Kaman Entities” shall mean the Company and its Industrial Distribution and Music segments, and elements of the Aerospace segment, including Kamatics Corporation, RWG Frankejura Industrie Flugwerklager GmbH, Plastics Fabricating Company, Inc., Kaman Dayron, Inc., and Kaman Aerospace Corporation’s Fuzing and Measurement and Memory operations (the aforementioned segments being the Company’s operating segments identified pursuant to Statement of Financial Accounting Standards No. 131).”

“Eligible Accounts” shall mean the aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Company reasonably and in good faith determines to be collectible and (b) that are with account debtors or other obligors that (i) are not affiliates of any Applicable Kaman Entity, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction and (iii) are not known by such Applicable Kaman Entities to be insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction.”

““Eligible Inventory” shall mean the net book value (determined by the average costing method and at lower of cost or market) of finished goods, work in progress and raw materials and component parts inventory owned by any Applicable Kaman Entity; provided that Eligible Inventory shall not include any inventory (a) held on consignment, or not otherwise owned by any such Applicable Kaman Entity, or of a type no longer sold by any such Applicable Kaman Entity or (b) which is damaged, obsolete or not marketable.”

““Permitted 2004 Restructuring Charges” shall mean all non-cash sales and pre-tax charges against earnings taken by the Company, in accordance with GAAP, for the fiscal quarter ending September 30, 2004, in respect of write-offs of accounts receivable and capitalized development and other start-up costs relating to development and production of helicopter fuselages and rotor blades for MD Helicopters, Inc., such charges not to exceed, in the aggregate, $21,000,000.

        (e)    Exhibit G of the Credit Agreement (Form of Compliance Certificate) is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

    §2.    Representation and Warranties. The Company represents and warrants to each of the Banks and the Co-Administrative Agents as follows:

            (a)    The representations and warranties of the Company contained in the Credit Agreement (i) were true and correct in all material respects when made and (ii) shall be true and correct in all material respects on and as of the Effective Date.

            (b)    The execution and delivery by the Company of this Amendment and the performance by the Company of its agreements and obligations under this Amendment are within its corporate authority, have been duly authorized by all necessary corporate action. Such execution, delivery, and performance by the Company, do not and will not (a) contravene any provision of the Company’s Governing Documents, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in the creation of any Lien upon any of the property of the Company, under any agreement, trust, deed, indenture, mortgage or other instrument to which the Company is a party or by which the Company or any of its properties are bound or affected, or (c) require any waiver, consent or approval by any creditors, shareholders, or public authorit

            (c)    This Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

        (d)    After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

     §3.    Condition to Effectiveness.  This Amendment shall become effective as of the date hereof (the “Effective Date”) subject to satisfaction of the following conditions precedent:

(a)    Amendment Agreement. This Amendment shall have been duly authorized, executed and delivered to the Administrator by the Company and each of the Majority Banks.

 (b)    Guarantor Consent. Each of the Obligors (other than the Company) shall have duly authorized, executed and delivered to the Administrator its consent to this Amendment, in form and substance satisfactory to the Administrator.

  (c)    Amendment Fee. The Company shall have paid to the Administrator, for the account of each Bank who executes and delivers this Amendment to the Administrator on or prior to 5:00 p.m. Boston, Massachusetts time, October 15, 2004, a non-refundable amendment fee equal to .005% of the sum of such Bank's outstanding Revolver A Commitment.

 (d)    Officer's Certificate. The Administrator shall have received from the Company a certificate, dated the Effective Date, of its Secretary as to:

 (i)  resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Amendment;

 (ii)  the incumbency and signatures of the officers of the Company authorized to act with respect to the Amendment; and

 (iii)  any amendments to the Governing Documents of the Company since such Governing Documents were last certified to the Co-Administrative Agents.

Such certificate shall be in form and substance satisfactory to the Administrator.

 (e)    Opinion of Counsel. The Administrator shall have received an opinion addressed to the Banks, the Administrator and each of the Co-Administrative Agents from Candace A. Clark, Esq., counsel for the Company, dated the Effective Date and accompanied by such supporting documents as either of the Co-Administrative Agents may reasonably require, in form and substance satisfactory to the Administrator.

 (f)    Fees and Expenses. The Company shall have paid all reasonable out-of-pocket costs and expenses incurred by the Co-Administrative Agents in connection with the preparation, negotiation, execution and delivery of this Amendment and the implementation of the transactions contemplated hereby, including, but not limited to, the reasonable fees and expenses of Bingham McCutchen LLP and such other costs and expenses as are otherwise required to be paid under the Credit Agreement.

§4.     Miscellaneous.  From and after the date hereof, this Amendment shall be deemed a Credit Document for all purposes of the Credit Agreement and the other Credit Documents and each reference to Credit Documents in the Credit Agreement and the other Credit Documents shall be deemed to include this Amendment. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Co-Administrative Agents or the Banks under the Credit Agreement or the other Credit Documents, nor alter, modify, amend or in any way affect any of the obligations or covenants contained in the Credit Agreement or any of the other Credit Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

§5.    Counterparts.  This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

§6.    GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT (WITHOUT REFERENCE TO CONFLICT OF LAWS).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

KAMAN CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NOVA SCOTIA,
as a Co-Administrative Agent

By:	/s/ Todd Meller

Name: Todd Meller
Title: Managing Director

FLEET NATIONAL BANK,
as a Co-Administrative Agent and the Administrator

By:	/s/ Kenneth S. Struglia

Name: Kenneth S. Struglia
Title: Director

BANKS

THE BANK OF NOVA SCOTIA,
as a Bank and as an Issuer

By:	/s/ Todd Meller

Name: Todd Meller
Title: Managing Director

FLEET NATIONAL BANK

By:	/s/ Kenneth S. Struglia

Name: Kenneth S. Struglia
Title: Director

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Daniel G. Eastman

Name: Daniel G. Eastman
Title: Senior Vice President

WEBSTER BANK

By:	/s/ Peter F. Samson

Name: Peter F. Samson
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Sevin

Name: Robert Sevin
Title: Director

JPMORGAN CHASE BANK

By:	/s/ Peter M. Killea

Name: Peter M. Killea
Title: Vice President

MELLON BANK, N.A.

By:	/s/ William M. Feathers

Name: William M. Feathers
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Harris

Name: Suzannah Harris
Title: Asst. Vice President

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CONSENT OF GUARANTORS

 Each of the undersigned hereby acknowledges and consents to Amendment No. 3 to Revolving Credit Agreement, dated as of September 30, 2004, and agrees that each of the Subsidiary Guarantees, dated as of November 13, 2000, executed by such Person in favor of each of the Bank Parties (as defined therein), and all of the other Credit Documents to which such Person is a party remain in full force and effect, and such Person confirms and ratifies all of its obligations thereunder.

KAMAN AEROSPACE GROUP, INC.

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN INDUSTRIAL TECHNOLOGIES CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN MUSIC CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN AEROSPACE CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN AEROSPACE INTERNATIONAL CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMATICS CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN X CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KMI EUROPE, INC.

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

K-MAX CORPORATION

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN PLASTICFAB GROUP, INC.

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

PLASTIC FABRICATING COMPANY, INC.

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

KAMAN DAYRON, INC.

By:	/s/ Robert M. Garneau

Name: Robert M. Garneau
Title: Vice President and Treasurer

Annex A

EXHIBIT G

KAMAN CORPORATION

FORM OF COMPLIANCE CERTIFICATE

 The undersigned, ____________, hereby certifies that s/he is the duly elected, qualified and acting  _______________ of Kaman Corporation (the “Company”), a Connecticut corporation, and as such officer, s/he is familiar with the terms, covenants and conditions of the Revolving Credit Agreement, dated as of November 13, 2000 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among the Company, the various financial institutions as are or may from time to time become parties thereto (individually a “Bank” and collectively the “Banks”), The Bank of Nova Scotia (“Scotiabank”) and Fleet National Bank (“Fleet”), as the co-administrative agents (each a “Co-Administrative Agent” collectively, the “Co-Administrative Agents”), and Bank One Corporation as documentation agent (the “Documentation Agent”). All terms not specifically defined herein shall have the definitions ascribed in the Credit Agreement.

This is to certify that, as of the date hereof (i) the company has complied, and shall be in compliance, with all terms, covenants and conditions of the Credit Agreement as required thereby; (ii) there exists no Default or Event of Default; and (iii) the representations and warranties set forth in Article II of the Credit Agreement are true and correct with the same effect as though such representations had been made as of the date of this Certificate.

The computations which produced the figures contained in this Compliance Certificate are set forth on Annex A hereto.

Without limiting the generality of the foregoing, the Company certifies specifically as follows as of [insert last day of most recently ended fiscal quarter]:

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Section of Credit Agreement		Dollars in Thousands)
		Requirement or Ceiling	Actual
5.1(e)	Liens not to secure Indebtedness in excess of $15,000,000	$15,000,000	$ ____________
5.6(b)(i)	Sale of Assets pursuant to Section 5.6 (b) for this fiscal year through the date of this certificate	$ ____________ (figure represents 15% of Company’s Consolidated Tangible Assets as calculated pursuant to Section 5.6)	$ ___________
5.6(b)(ii)	Sale of Assets pursuant to Section 5.6 (b) through the date of this certificate since Effective Date	$ ____________ (figure represents 45% of Company’s Consolidated Tangible Assets as calculated pursuant to Section 5.6)	$ ___________
6.1	Fixed Charge Coverage Ratio	3.00:1.0 for the four (4) most recently completed fiscal quarters of the Company	__:1.0
6.2	Consolidated Total Indebtedness as a percentage of Total Capitalization	55%	%
6.3	Accounts Receivable and Inventory to Debt Ratio (Only tested when Adjusted Fixed Charge Coverage Ratio is less than 6.0:1.0)	1.60:1.0 as at the end of the most recently completed fiscal quarter of the Company	__:1.0

KAMAN CORPORATION
Dated: [date of delivery
of Certificate]
By: _________________________________________
Name:
Title:

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Annex A
A.  5.6: Sale of Assets
    (i)  Applicable Percentage:
        (a)    The aggregate book value of all tangible assets sold (as determined at the time of such sale) divided by the Consolidated Tangible Assets as of the most recently completed fiscal quarter at the time of such asset sale:
$ ____________
(ii) Aggregate Percentage: The sum of all Applicable Percentages: (a) For the current fiscal year - not to exceed 15%, and therefore the Company [was] (was not] in compliance with Section 5.6:	____________%
(b) Since the Effective Date - not to exceed 45%, and therefore the Company [was] [was not] in compliance with Section 5.6:	____________%
(iii) Designated Percentage: Either of: (a) 15%, for any fiscal year; or (b) not to exceed a cumulative aggregate percentage of 45% since the Effective Date:	[15%] [45%]
    (iv)  Reduction Amount:
      An amount equal to:
        (a)    if Item (iii) (a) above applies, the book value of all asset sales during the current fiscal year less 15% of the Consolidated Tangible Assets as of the most recently completed fiscal quarter less any Total Revolver A Commitment reduction and Total Revolver B Commitment reduction during such current fiscal year; or
$ ____________

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        (b)   if Item (iii) (b) above applies, the book value of all asset sales during the current fiscal year less any Total Revolver A Commitment reduction and Total Revolver B Commitment reduction during such current fiscal year:
$ ____________
B. Consolidated Net Worth (i) consolidated shareholders, equity:	$ ____________
(ii) Qualifying Preferred Stock:	$ ____________
(iii) Consolidated Net Worth (Item (i) plus Item (ii)):	$ ____________
C. 6.1: Fixed Charge Coverage Ratio (i) EBITDA for the four (4) most recently completed fiscal quarters of Company:	$ ____________
    (ii)   aggregate consolidated interest expense on borrowed money (including the Obligations) (net of cash income from Investments) for the four (4) most recently completed fiscal quarters of the Company:
$ ____________
(iii) Fixed Charge Coverage Ratio (ratio of Item (i) to Item (ii) ): *	__:1.0
D. 6.2: Consolidated Total Indebtedness to Total Capitalization (i) Consolidated Total Indebtedness:	$ ____________
(ii) Consolidated Net Worth (see Item (iii) from Section B above):	$ ____________
(iii) Total Capitalization (Item (i) plus Item (ii)):	$ ____________
(iv) Item (i) divided by Item (iii): **	%
E. 6.3: Accounts Receivable and Inventory to Debt Ratio (i) Eligible Accounts:	$ ____________
(ii) Eligible Inventory	$ ____________
(iii) sum of (i) and (ii)	$ ____________
(iv) Consolidated Total Indebtedness:	$ ____________
(v) Account Receivable and Inventory to Debt Ratio (ratio of Item (iii) to Item (iv)): ***	__:1.0

* Section 6.1 of the Credit Agreement requires the Fixed Charge Coverage Ratio to be greater than or equal to 3.00:1.0.

** Section 6.2 of the Credit Agreement requires the Company’s Consolidated Total Indebtedness to be less than or equal to 55% of its Total Capitalization

*** Section 6.3 of the Credit Agreement requires the Account Receivable and Inventory to Debt Ratio to be greater than or equal to 1.60:1.0. This Section is only tested during periods when Adjusted Fixed Charge Coverage Ratio is less than 6.0:1.0.
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